Independent Auditors' Consent


The Board of Directors
FNB Rochester Corp.:


We consent to incorporation by reference in the registration statement on Form S-8 of FNB Rochester Corp. of our report dated January 20, 1998, relating to the consolidated statements of financial condition of FNB Rochester Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report has been incorporated by reference in the December 31, 1997 annual report on Form 10-K of FNB Rochester Corp.


S/ KPMG Peat Marwick LLP

October 28, 1998
Rochester, New York


                                 Exhibit 24.1